UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2016

EnergyTek Corp.
(Exact name of registrant as specified in its charter)

Nevada	814-00175	86-0490034
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7600 E. Redfield Road, Suite 100 Building A Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 663-8118

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07   Submission of Matters to a Vote of Security Holders.
On October 11, 2016 (the "Record Date"), EnergyTek Corp. (the "Company") obtained written consent by the holder of the majority of the voting power of the Company's capital stock approving amendments to the Company's Articles of Incorporation to (1) change the Company's name to TimefireVR Inc. and (2) approve a reverse stock split at a ratio of (i) one-for-six, (ii) one-for-22 or (iii) any amount in between one-for-six and one-for-22, with the exact ratio to be determined by the Board of Directors at a later date. The Board of Directors later determined to implement a reverse stock split at a ratio of one-for-10.
 On the Record Date, there were 450,087,964 shares of common stock outstanding, 20,370.691 Shares of Series A-1 Convertible Preferred Stock, 133,333.333 Shares of Series A Convertible Preferred Stock, and 753 shares of Series C Convertible Preferred Stock outstanding, all of which vote together as a single class. Based on the voting provisions of each series of preferred stock and individual holders' ownership blockers, the total voting power of the Company as of the Record Date was 464,233,265 votes. The Company's name change and reverse stock split were authorized by the holder of 303,118,026 votes, or 65.3% of the outstanding voting power.
The Company expects to file Articles of Amendment with the Secretary of State of Nevada upon compliance with notification requirements of the Financial Industry Regulatory Authority and expiration of a 20-day waiting period following mailing of notification to shareholders of the actions taken by written consent. Shareholders were notified by mail of the written consent on or around November 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2016	EnergyTek Corp. By: /s/ Jonathan R. Read Name: Jonathan R. Read Title: Chief Executive Officer